Sterion Reports Fiscal 2004 and Fourth Quarter Results

MINNEAPOLIS, December 16, 2004 /PRNewswire-FirstCall/-- Sterion Incorporated (Nasdaq: STEN), today reported results for the fiscal year ended September 30, 2004. Sales for the 2004 fiscal year were $12,140,643 compared with sales of $9,023,956 for the year ended September 30, 2003, representing an increase of 35%.  Sales for the fourth quarter ended September 30, 2004 were $4,440,327, an increase of 116% from $2,057,368 for the same period last year.

Net income for the year ended September 30, 2004 was $197,911 or $.11 per diluted share, compared to $21,550 in the year earlier period, or $.01 per diluted share.  Operating income for the year ended September 30, 2004 was $480,858 compared with an operating loss for fiscal 2003 of $402,649.

The increase in sales and in net income for the year ended September 30, 2004 were principally the result of the contributions from the recently-acquired LifeSafe Services and Burger Time businesses.  The LifeSafe Services business was purchased in November 2003 and Burger Time was acquired in July 2004.

Commenting on the fiscal 2004 results, Kenneth Brimmer, Company Chairman and CEO, noted, "The last year has been a year of transition for Sterion.  We are pleased that we were able to achieve our profit targets and we are looking forward to 2005 as we focus our efforts on growing our recently acquired businesses”.

In November 2004 the Company sold its Medical Products Group business located in Ham Lake, Minnesota to Grand Rapids, Michigan based Aspen Surgical Products for $6.5 million in cash and notes.  The company expects to realize a gain from the sale of the business which will be reported as a discontinued operation in the first fiscal quarter ending December 31, 2004.

Sterion Incorporated, headquartered in Minnesota, is a diversified business. Through LifeSafe Services, the Company provides business customers emergency oxygen equipment and related products and services. On July 1, 2004 the Company acquired an 11-unit chain of fast-food, drive-through restaurants operated under the Burger Time name. The Company also provides contract manufacturing services for surgical instrument sterilization container systems.

Sterion Incorporated common stock is traded on the Nasdaq SmallCap Market under the symbol STEN. More information about Sterion is available at the Company's website: http://www.sterion.com.  Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no duty or obligation to update any of the forward- looking statements after the date of this release.

STERION INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(audited)

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2004	2003	2004	2003

Sales, net	$4,440,327	$2,057,368	$12,140,643	$9,023,956

Cost of goods sold	3,218,335	1,267,414	7,781,233	5,366,774
Gross profit	1,221,992	789,954	4,359,410	3,657,182

Selling, general and administrative expenses	949,191	890,621	3,878,552	4,059,831
Income (loss) from operations	272,801	(100,667)	480,858	(402,649)

Other income (expense)
Gain on sale of certain assets of the
sterilization container system product line				550,000
Interest expense	(70,537)	(25,200)	(201,136)	(120,162)
Investment and other income	6	4,517	6,789	7,461
Total other income (expense)	(70,531)	(20,683)	(194,347)	437,299

Income before income taxes	202,270	(121,350)	286,511	34,650

Provision for income taxes	67,350	(55,100)	88,600	13,100

Net income	134,920	(66,250)	197,911	21,550

Net income per share
Basic	$.08	$(.04)	$.11	$.01
Diluted	$.07	$(.04)	$.11	$.01

Weighted average common and common equivalent shares outstanding
Basic	1,736,317	1,729,561	1,737,997	1,729,585
Diluted	1,842,855	1,818,868	1,859,551	1,818,868

STERION INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	September 30, 2003
	(audited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 431,942	$1,762,819
Accounts receivable, net	1,649,537	994,629
Inventories, net	3,483,510	3,176,910
Deferred income taxes	144,000	144,000
Other current assets	302,347	270,501
Total Current Assets	6,011,336	6,348,859
PROPERTY AND EQUIPMENT, NET	6,464,955	1,568,847
OTHER ASSETS
Intangible assets, net	1,525,280	118,105
Goodwill	445,109	356,439
Cash surrender value of life insurance, net of loans	32,865	41,351
Total Other Assets	2,003,254	515,895

TOTAL ASSETS	$14,479,545	$8,433,601

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit, bank	$ 1,440,921	$ -
Current portion of long-term debt	317,145	116,820
Accounts payable	864,398	731,300
Accrued payroll and related taxes	262,920	244,892
Deferred revenue	808,118	-
Other accrued expenses	323,093	57,658
Total Current Liabilities	4,016,595	1,150,670
LONG-TERM LIABILITIES
Long-term debt, net of current portion	4,002,366	1,236,933
Deferred income taxes	44,000	44,000
Total Liabilities	8,062,961	2,431,603
STOCKHOLDERS' EQUITY
Capital stock, $.01 par value, 20,000,000 common shares
authorized, 5,000,000 undesignated shares authorized,
1,854,294 and 1,800,118 common shares issued and
1,731,318 and 1,738,418 outstanding	17,313	17,384
Additional paid-in capital	3,445,774	3,144,494
Retained earnings	3,112,908	2,914,997
Deferred compensation	(159,411)	(74,877)
Total Stockholders' Equity	6,416,584	6,001,998
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,479,545	$8,433,601